Exhibit 10.11

Sichuan Time Share Advertising & Communication Co., Ltd.

Shenzhen Chinese Media Operation Management Co., Ltd.

Lili Zhou

Renxing Xiao

Guotao Zhou

Shenzhen Shengang Chanyueyan Venture Investment Co., Ltd.

And

Shenzhen Dongfang Fuhai Investment Management Co., Ltd.

Share Subscription Agreement

July 11, 2007

Share Subscription Agreement

This Share Subscription Agreement (hereinafter “Agreement” ) is entered into among the following parties on July 11, 2007 in Beijing:

Sichuan Time Share Advertising & Communication Co., Ltd. (hereinafter “Sichuan Time Share”)

Address: Guixi Industrial Park, High-Tech District, Chengdu

Legal Representative: Jilun He

Shenzhen Chinese Media Operation Management Co., Ltd. (hereinafter “Shenzhen Chinese Media”)

Address: 10/F, Investment Tower 4009 Shennan Avenue Futian District, Shenzhen

Legal Representative: Lili Zhou

Lili Zhou

ID Number: 231025197208240322

Renxing Xiao

ID Number: 510224195605090016

Guotao Zhou

ID Number: 231025197303135715

Shenzhen Shengang Chanyueyan Venture Investment Co., Ltd. (hereinafter “Shengang Venture Investment”)

Address: Room 2805 International Cultural Tower, Futian District, Shenzhen

Legal Representative: Wei Li

Shenzhen Dongfang Fuhai Investment Management Co., Ltd. (hereinafter “Dongfang Fuhai”)

Address: Room 2602 Digital Times Tower (A), Tian’an Digital City , Futian District, Shenzhen

Legal Representative: Wei Chen

Hereinafter, Lili Zhou, Renxing Xiao, Guotao Zhou, Shengang Venture Investment and Dongfang Fuhai shall be collectively referred to as the “Original Shareholders”, and Sichuan Time Share and the Original Shareholders shall be referred to as “Each Shareholder”. Each Shareholder and Shenzhen Chinese Media shall be individually referred to as “A Party”, and collectively all “Each Party”.

WHEREAS:

1.	Shenzhen Chinese Media is a company of limited liability operating elevator poster advertising business in the PRC, with a registered capital of RMB11 million.

2.	Lili Zhou, Renxing Xiao and Guotao Zhou are founders of Shenzhen Chinese Media, holding 70.87% of the registered capital of Shenzhen Chinese Media. Shengang Venture Investment and Dongfang Fuhai made investment as venture investors before April 2007, and currently, Shengang Venture Investment and Dongfang Fuhai hold 26.13% and 3%, respectively.

3.	Sichuan Time Share is a company of limited liability operating an outdoor advertising business in the PRC. It intends to invest in Shenzhen Chinese Media as a strategic investor, and hopes to establish long-term business cooperation with Shenzhen Chinese Media.

4.	Shenzhen Chinese Media and its Original Shareholders intend to accept the investment of Sichuan Time Share, and would like to establish long-term business cooperation with Sichuan Time Share.

THEREFORE, Each Party hereby entered into this Agreement as follows through friendly negotiations and abiding by the principle of equality and mutual benefit:

1.	Definitions

Unless otherwise defined, the following definitions shall apply:

1.1	“Pricing Ex-date” shall mean December 31, 2006

1.2	“Consideration of Subscription” shall mean the consideration paid by Sichuan Time Share to subscribe for the newly increased registered capital, the exact amount being determined by Article 2.2 of this Agreement.

1.3	“Media Resources” shall mean elevator advertising poster media resources in the PRC currently owned by Shenzhen Chinese Media.

1.4	“Execution Date” shall mean the date this Agreement is officially signed.

1.5	“Closing Date” shall mean the date Closing occurs.

1.6	“Closing” shall mean actions provided in Article 6 of this Agreement.

1.7

“Affiliates” shall mean the following for any person: (1) any individual or legal entity that directly or indirectly controls, or is controlled by, or is under common control with such person; (2) directors and senior management of such person; (3) any persons controlled by directors and senior management of such person. If any person directly or indirectly owns more than 50% of the outstanding shares or other economic interests of a person with voting power or is entitled to appoint the majority members of directors of such person, then any such person shall be deemed to have the control power over such person.

1.8	“Connected Transactions” shall mean transactions between Shenzhen Chinese Media and its affiliates.

1.9	“The Subscription” shall mean the transaction arrangement by which Shenzhen Chinese Media increases its registered capital for the subscription of Sichuan Time Share, and Sichuan Time Share makes subscriptions pursuant to this Agreement.

1.10	“Working Day” shall mean any date other than (1) Saturday or Sunday, (2) an official holiday of PRC or (3) any date that banks in China are entitled to be or must be closed pursuant to PRC laws.

1.11	“Intellectual Property” shall mean trademarks, patents, patent applications, proprietary technology, software, domain names, service marks, business reputation, commercial secrets and other related proprietary information and rights protected by PRC laws.

1.12	“PRC” shall mean the People’s Republic of China, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.13	“PRC Laws” shall mean current effective laws, regulations, local regulations, rules and judicial interpretations.

1.14	“Material Adverse Effect or Material Adverse Change” shall mean any adverse effect to the overall business, financial situation, property, operation and operation performance of Shenzhen Chinese Media which accounts for over 25% of the audited net profit of last year or the absolute value of losses, the absolute value of which is over RMB5 million; any change that severely impedes the capability of Shenzhen Chinese Media or Sichuan Time Share to perform obligations respectively under this Agreement or other changes that severely encumber or threaten the performance of this Subscription or the effect thus incurred.

1.15	“Person” shall mean an individual, corporation, individual industrial and commercial entity, sole proprietorship enterprise, partnership, fund, trust, state-owned enterprise, collective enterprise, entity, or other economic organizations.

1.16	“Third Party” set forth in this Agreement means Persons other than the signing parties of this Agreement.

2.	Arrangement of Overall Transaction

2.1	Current Shareholding Structure of Shenzhen Chinese Media

The current registered capital of Shenzhen Chinese Media is RMB11 million, among which Lili Zhou owns 54.44%, Renxing Xiao owns 12.5%, Guotao Zhou owns 3.82%, Shenguang Venture Investment owns 26.13% and Dongfang Fuhai owns 3%. According to the 2006 financial statement of Shenzhen Chinese Media (hereinafter “Financial Statement”) provided by Shenzhen Zhongqing Accounting Firm on April 27, 2007, the net assets of Shenzhen Chinese Media as of the Pricing Ex-date are RMB 9,791,800.

2.2	This Subscription

Shenzhen Chinese Media and the Original Shareholders intend to increase the registered capital of Shenzhen Chinese Media to RMB13.75 million pursuant to terms and conditions provided in this Agreement, and agree to grant Sichuan Time Share the exclusive right to subscribe for such increased registered capital. Sichuan Time Share agrees to subscribe for the aforementioned increased registered capital for RMB60 million (hereinafter “Subscription Consideration”), in accordance with the net asset value of Shenzhen Chinese Media as of the Pricing Ex-date, among which RMB2.75 million shall be kept as the registered capital of Shenzhen Chinese Media, and the left RMB57.25 million shall be kept as its public accumulation fund, jointly owned by the Original Shareholders and Sichuan Time Share.

All Parties confirm that after the Closing of the Subscription, Sichuan Time Share and the Original Shareholder’s respective capital contribution amounts and shareholding percentages in Shenzhen Chinese Media will be as follows:

Name of Shareholders	Amount of Capital Contribution (RMB, in 10 thousands)	Shareholding Percentage
Lili Zhou	600	43.64%
Renxing Xiao	137.5	10%
Guotao Zhou	42.02	3.06%
Shengang Venture Investment	287.43	20.9%
Dongfang Fuhai	33	2.4%
Sichuan Time Share	275	20%
Total	1375	100%

After the Closing, as a shareholder, Sichuan Time Share shall have the right to nominate directors, participate in decisions and designate senior management of Shenzhen Chinese Media. Detailed arrangement shall follow related provisions of Annex 1 of this Agreement, the amended articles of association of Shenzhen Chinese Media.

2.3	Business Cooperation

After the Closing of this Subscription, Shenzhen Chinese Media intends to completely cooperate with Sichuan Time Share, that is, engage Sichuan Time Share as its sole sales agent and deputize Shenzhen Chinese Media to enter into advertising distribution agreements with advertisers. Sichuan Time Share is entitled to get 20% of the annual sales revenue of Shenzhen Chinese Media as a commission fee.

3.	Representations and Warranties

3.1	The Original Shareholders and Shenzhen Chinese Media hereby irrecoverably represent and warrant to Sichuan Time Share as follows:

3.1.1.	Duly Incorporated and Valid Existing

Shenzhen Chinese Media is a company of limited liability formally incorporated pursuant to PRC laws and validly existing, with all necessary capabilities, approvals and authorizations for the continuous operation of its current business; Shenzhen Chinese Media has obtained all necessary governmental approvals, licenses, registrations, filings and/or qualifications for its due incorporation and valid existence, and such approvals, licenses, registrations, filings and/or qualifications are continuously valid.

3.1.2.	Shareholding Structure

The current description of the shareholding structure of Shenzhen Chinese Media in this Agreement is true, complete and accurate. There exists no false, untrue or misleading statement or omissions.

3.1.3.	Consent of Third Party and No Violations

No consent, approvals or licenses from any third party other than governmental authorities of the PRC are needed for the execution, submission, performance and completion of this Subscription. The execution, delivery, and performance of this Agreement and this Subscription will neither violate any organizational documents of Shenzhen Chinese Media nor other contracts, undertakings or other binding documents, nor breach any PRC laws.

3.1.4.	Operation and Business Qualifications

(1) Shenzhen Chinese Media has obtained all necessary governmental approvals, authorizations, licenses, registrations and/or filings for the current operation of its business;

(2) The aforesaid governmental approvals, authorizations, licenses, registrations and/or filing documents are continuously valid and there exists no withdrawals, repeals or suspensions.

(3) Shenzhen Chinese Media is currently duly operational and does not violate any applicable laws, articles of association, and/or any material contracts to which Shenzhen Chinese Media is binding.

(4) The operation of Shenzhen Chinese Media will not be punished by any governmental authorities.

(5) This Subscription will neither conflict with the aforesaid approvals, authorizations, licenses, registrations and/or filing document obtained by Shenzhen Chinese Media, nor result in the invalidity or repeal of the aforesaid documents.

3.1.5.	Guarantees and Contingent Liabilities

Shenzhen Chinese Media has neither made loans or disguised loans to other persons, nor accepted loans or disguised loans from others, and it has no other liabilities other than those disclosed in the Financial Statement.

Shenzhen Chinese Media neither provides any guarantees or anti-guarantees of any means, including mortgage, pledge, lien and any other forms, or accept guarantees or anti-guarantees in any means, or other contingent liabilities of other forms.

3.1.6.	No Material Changes

Shenzhen Chinese Media is currently continuously operational in normal courses and none of the following issues have occurred since its incorporation:

(1) Material changes of financial condition, business, operating policies, policy of workers, and accounting policies;

(2) Failure to pay matured loans or debts in time;

(3) Disposal of material assets of Shenzhen Chinese Media by means of acquisition, leasing, disposal, lending or others, except those already disclosed to new investors and actions as occurs during normal operation of Shenzhen Chinese Media.

(4) Obtain loans or waive other persons’ debt obligations to Shenzhen Chinese Media except for the need of normal business;

(5) Increase or decrease registered capital, other than those already disclosed to new investors;

(6) Merge with or separate from other person;

(7) Suspension of business, dismissal, insolvency or being announced insolvent or liquidation;

(8) Damages, demolishment, or destruction of assets having an adverse material effect over Shenzhen Chinese Media, whether covered by insurance or not.

3.1.7.	Land User Rights and House Ownership

Shenzhen Chinese Media duly has ownership and/or use rights over the land and houses which are necessary for its operation. There have been no disputes, claims, or any mortgages, pledges or other guaranteed rights or restrictions over the land user right and house.

3.1.8.	Intellectual Property

(1) Shenzhen Chinese Media duly have ownership and/or user right over all intellectual property necessary for its operation. There exists neither any infringement of intellectual property of others, nor any disputes, claims, or any mortgages, pledges or other guaranteed rights or restrictions; Shenzhen Chinese Media has not received any administrative investigation and/or penalty notice, judicial verdict and ruling or similar document of authorities.

(2) Shenzhen Chinese Media did not permit, transfer or undertake to transfer the intellectual property it owns and/or uses to any third party. The intellectual property Shenzhen Chinese Media obtained the right to use through permit or other means is valid and effective, and it does not interfere with the intellectual rights or other rights of others.

(3) Shenzhen Chinese Media has entered into effective agreements with its employees regarding the ownership of intellectual property, according to which related intellectual property shall be owned by Shenzhen Chinese Media. Neither the current employees nor leaving employees enjoy any rights or benefits to the intellectual property necessary for the operation of Shenzhen Chinese Media.

3.1.9.	Material Assets

As of June 15, 2007, Shenzhen Chinese Media’s media resources include 34,500 pieces of lift plane billboards, to which Shenzhen Chinese Media has complete and valid ownership and right of use. There exists no disputes or claims over such rights.

Shenzhen Chinese Media has complete ownership and/or right of use to all assets necessary for its operation and with a value of over RMB 50,000. There exists neither guarantees, judicial freezing, seal up or other restriction of right over the aforesaid assets, nor ownership related claims, arbitrations, litigations, administrative investigations or other similar proceedings affecting Shenzhen Chinese Media’s ownership or right of use over such assets.

3.1.10.	External Investment

Shenzhen Chinese Media has not made any external stock or bond investments.

3.1.11.	Litigations and Administrative Penalties

(1) Shenzhen Chinese Media is not currently involved in any claim, litigation, arbitration, judicial investigation procedure or administrative investigation or penalties;

(2) Directors and senior management of Shenzhen Chinese Media are not currently involved in any claim, litigation, arbitration, judicial investigation procedure or administrative investigation or penalties.

3.1.12.	Contract

(1) Contracts and/or agreements entered into by Shenzhen Chinese Media are valid and effective, binding to related parties;

(2) No provisions or terms of the agreements entered into by Shenzhen Chinese Media and to which it is bound restrict the business operation of Shenzhen Chinese Media or the transaction under this Agreement;

(3) Shenzhen Chinese Media has neither undertaken any defaulting actions that may have material effect on it, nor has it been requested to take any liabilities for default and/or tort for its default by others;

(4) Shenzhen Chinese Media has obtained all necessary approvals, authorizations and/or permits for advertising distribution required by PRC laws.

3.1.13.	Related Party Transaction

(1) Shenzhen Chinese Media’s related party transaction do not exceed an amount of RMB0.5 million;

(2) Since the incorporation of Shenzhen Chinese Media, all related party transaction conducted by Shenzhen Chinese Media and its affiliates have been fair. Its affiliates do not take advantage of their affiliate position to undertake unfair or illegal transactions with Shenzhen Chinese Media;

(3) If Shenzhen Chinese Media and its affiliates have made loans to one another, such loans have been paid up.

3.1.14.	Taxation

(1) Shenzhen Chinese Media has submitted true and completed Income Tax Return Forms and other related documents to taxation authorities of China in time. There exist neither outstanding due tax nor any tax disputes in Shenzhen Chinese Media. For purposes of this provision, tax shall mean any tax titles and fees, including but not limited to value-added tax, business tax, income tax, withholding tax, real estate tax, land using tax, stamp tax, import tax and other tax fees, and related late payment fees and fines etc.;

(2) Shenzhen Chinese Media has neither breached any tax related laws and regulations, nor received any Chinese or other governmental authorities’ doubts, investigations, or penalty notices regarding its tax matters.

3.1.15.	Environmental Protection

Shenzhen Chinese Media has neither breached any environment related laws and regulations, nor received any investigations, or penalties or other procedures of environmental protection authorities of China.

3.1.16.	Minutes and Accounting Documents

All minutes and resolutions of shareholder meetings and board meetings and/or all accounting documents have been updated, kept and filed appropriately and consistently pursuant to PRC laws; all related warrants and records that belong to Shenzhen Chinese Media and/or should be held or controlled by it, are held or controlled by Shenzhen Chinese Media. The accounting documents, book of accounts, and report forms of Shenzhen Chinese Media are made pursuant to Generally Accepted Accounting Principles of China, and have reflected its assets conditions and operation results in every material respects.

3.1.17.	Labor Disputes and Employment Contracts

(1) Shenzhen Chinese Media does not have share incentive plans or similar arrangements for any employees or senior management;

(2) Shenzhen Chinese Media has abided by all related laws, regulations, rules and other regulatory documents in labor employment. There exists no illegal actions in labor employment;

(3) Shenzhen Chinese Media has entered into legal, valid and performable employment contracts with its employees, and it was not involved in any disputes, arbitrations and legal procedures with its employees;

(4) Shenzhen Chinese Media has bought appropriate social insurance for its employees pursuant to PRC laws, and paid related insurance in full in time.

3.1.18.	Full Disclosure

All documents, materials, explanations and other information provided to new investors and/or its financial consultants, accountants, and/or counsels by the Original Shareholders and/or Shenzhen Chinese Media are true, accurate and complete from the execution of this Agreement to the Closing, without missing any information materially affecting the business, assets, foreground or other aspects of Shenzhen Chinese Media.

3.1.19.	Shenzhen Chinese Media

All Parties confirm that all representations and warranties of Shenzhen Chinese Media shall apply to its subsidiaries which can be consolidated in its financial statement pursuant to accounting policies of China (if any).

3.2	The Original Shareholders represent and warrant to Sichuan Time Share as follows:

3.2.1.	The Original Shareholders are limited liabilities companies duly incorporated, validly existing pursuant to PRC laws, with good reputation.

3.2.2.	The Original Shareholders have respectively obtained all necessary and appropriate internal approvals and authorizations for the execution, delivery, and performance of this Agreement, with corresponding rights and/or powers to perform this Agreement and complete this Subscription pursuant to this Agreement.

3.2.3.	The execution, delivery and performance of this Agreement and this Subscription will not violate articles of association and organizational documents of the Original Shareholders, nor any laws and rules applicable to the Original Shareholders and this Subscription, nor any agreements, contracts or undertakings to which the Original Shareholders are bound.

3.2.4.	The Original Shareholders duly own their contributions to Shenzhen Chinese Media, and are real owners of such contributions. There exists no pledge, mortgage or other guarantee, commitments or other rights restrictions, or holdings on behalf of others or similar arrangements. There exists no disputes or litigations on the shareholding structure of Shenzhen Chinese Media among its Original Shareholders.

3.3	Sichuan Time Share represents and warrants to Shenzhen Chinese Media as follows:

3.3.1.	Sichuan Time Share is a company of limited liability duly incorporated, validly existing pursuant to PRC laws, with a good reputation.

3.3.2.	Sichuan Time Share has obtained all necessary and appropriate internal approvals and authorizations for the execution, delivery, and performance of this Agreement, with corresponding rights and/or powers to perform this Agreement and complete this Subscription pursuant to this Agreement.

3.3.3.	The execution, delivery and performance of this Agreement and this Subscription will not violate the articles of association and organizational documents of Sichuan Time Share, nor any laws and rules applicable to Sichuan Time Share and this Subscription, nor any agreements, contracts or undertakings to which Sichuan Time Share is binding.

4.	Obligations of All Parties

4.1	Shenzhen Chinese Media agrees to undertake the following obligations during the interval period of Execution Date and Closing Date, and the Original Shareholders shall urge Shenzhen Chinese Media to do so:

4.1.1.	Neither directly or indirectly negotiate, consult or discuss financing of Shenzhen Chinese Media with any third party, nor accept any proposal of a third party.

4.1.2.	Allow Sichuan Time Share and its authorized representatives to conduct legal, financial and business due diligence within a reasonable time, which shall not affect the normal operation of Shenzhen Chinese Media.

4.1.3.	Operate within ordinary and normal means, sustain good relationships with current clients, and neither incur debts except as occur during normal operations nor provide guarantees or payment undertakings to others.

4.1.4.	Neither bring any litigations or arbitrations, nor accept or consent to claims or compensations raised by any third party.

4.1.5.	Neither urge nor consent to Shenzhen Chinese Media entering any material contracts except as occurs during normal or daily operations.

4.1.6.	Neither urge nor consent to Shenzhen Chinese Media merging with or separating from others, nor making any external investment;

4.1.7.	Neither change the major business or operating policies of Shenzhen Chinese Media, nor undertake any business activities that are not currently undertaken.

4.1.8.	Collect accounts receivables and pay accounts payables in accordance with the normal practice of Shenzhen Chinese Media, and perform other obligations occurring in its normal business.

4.1.9.	Neither establish any pledge, guarantee or rights restriction on assets necessary for the operation of Shenzhen Chinese Media, nor transfer any assets to third party other than in normal course.

4.1.10.	Inform immediately and completely Sichuan Time Share of any matters that result in or may result in a failure of Closing or a material adverse change of business operation of Shenzhen Chinese Media, or any matters or situations that make or may make any representations and warranties of Shenzhen Chinese Media under this Agreement inaccurate, incomplete or untrue.

4.1.11.	Neither develop new business, nor revise the articles of association or internal decision procedures.

4.1.12.	Terminate or revise employment contracts with senior management or employ any new employees.

4.1.13.	Procure or consent that the company pay dividends to its shareholders in any way.

4.2	Following the Execution Date, the Original Shareholders and Shenzhen Chinese Media agree to:

4.2.1.	Cooperate with Sichuan Time Share to complete due diligence as soon as possible;

4.2.2.	Revise the articles of association of Shenzhen Chinese Media based on the format provided in Annex 1 of this Agreement, and convene shareholder meetings and/or board meeting to approve such revisions;

4.2.3.	Enter an exclusive agent agreement in the form provided in Annex 2 in both form and content with Sichuan Time Share.

4.3	Sichuan Time Share is obligated to pay the Consideration of Subscription in time, and obey other obligations provided in this Agreement.

4.4	All Parties confirm that the loan under an entrusted loan contract entered into among Dongfang Fuhai, Shenzhen Chinese Media and Shenzhen Branch of Shanghai Pudong Development Bank on March 26, 2007 still has RMB5 million outstanding. Thus, Shenzhen Chinese Media consents to pay off such loans pursuant to the entrusted loan contract in time, and Dongfang Fuhai agrees to waive the conversion right under such loan contract to convert the loan into equity interest in Shenzhen Chinese Media.

4.5	All Parties confirm that, once Sichuan Time Share becomes a shareholder of Shenzhen Chinese Media, one director out of three directors of the board of Shenzhen Chinese Media shall be nominated by Sichuan Time Share, and the Original Shareholders shall vote for such director appointment on a shareholder meeting.

5.	Pre-condition of Closing

5.1	After the execution of this Agreement, the Original Shareholders and Shenzhen Chinese Media shall take all necessary actions to procure the satisfaction of the preconditions listed in this provision as soon as possible, and may ask Sichuan Time Share for assistance when reasonable.

5.2	Sichuan Time Share shall pay the Consideration of Subscription under this Agreement, provided that the following conditions are satisfied, or a written waiver of Sichuan Time Share are obtained:

5.2.1.	The Original Shareholders and/or a shareholder meeting and/or the board of Shenzhen Chinese Media have passed resolutions according to the format provided in Annex 3 of this Agreement, approving this Subscription and all provisions of this Agreement, and consenting to the Original Shareholders and/or Shenzhen Chinese Media performing this Agreement as provided, and consenting to Shenzhen Chinese Media entering into and performing under an exclusive agent agreement;

5.2.2.	A shareholder meeting and/or the board of Shenzhen Chinese Media have passed resolutions to elect directors nominated by Sichuan Time Share to be director of Shenzhen Chinese Media, and engage such persons nominated by Sichuan Time Share as senior management of Shenzhen Chinese Media;

5.2.3.	The Original Shareholders waive the right of first refusal and similar rights to this Subscription;

5.2.4.	Shenzhen Chinese Media enters an exclusive agent agreement that is the same as Annex 2 in both form and content with Sichuan Time Share;

5.2.5.	A shareholder meeting and/or the board of Shenzhen Chinese Media have passed resolutions approving revisions to the articles of association of Shenzhen Chinese Media based on the requirements of Annex 1, and the execution, submission and performance of an exclusive agent agreement between Shenzhen Chinese Media and Sichuan Time Share;

5.2.6.	All representations and warranties of the Original Shareholders and/or Shenzhen Chinese Media are true, accurate, complete and valid, and the Original Shareholders and/or Shenzhen Chinese Media did not violate any provisions of this Agreement;

5.2.7.	During the period between the execution and closing of this Agreement, Shenzhen Chinese Media operates normally, without material adverse changes to its operation conditions and performance of business contracts;

5.2.8.	Shenzhen Chinese Media shall complete related capital verification after receiving the first payment of the Consideration of Subscription provided in Article 7.1.1, and shall obtain the changed business license;

5.2.9.	Other matters needed to be preconditions based on due diligence.

6.	Closing

6.1	On the date when the preconditions of Closing are fulfilled or a written waiver of Sichuan Time Share is obtained, Closing shall be conducted by All Parties in a place designated by Sichuan Time Share. At Closing, Original Shareholder and Shenzhen Chinese Media shall submit the following documents to Sichuan Time Share, and ensure such documents are true, accurate and complete:

6.1.1.	The Original Shareholders and/or a shareholder meeting and/or the board of Shenzhen Chinese Media written resolutions approving this Subscription and all terms of this Agreement, and consenting to perform this Agreement;

6.1.2.	Resolutions made by a shareholder meeting and/or the board of Shenzhen Chinese Media, electing the director nominated by Sichuan Time Share to be a director of Shenzhen Chinese Media;

6.1.3.	Written document of Original Shareholders’ waiver of right of first refusal or similar right to this Subscription;

6.1.4.

Articles of association formally executed by Sichuan Time Share, approved by a shareholder meeting and/or the board of Shenzhen Chinese Media, and in the same format and content as Annex 1, and an exclusive agent contract, formally executed by Sichuan Time Share and Shenzhen

Chinese Media, approved by a shareholder meeting and/or the board of Shenzhen Chinese Media, and in the same format and with the content as Annex 2;

6.1.5.	Capital verification report of increasing the registered capital of Shenzhen Chinese Media to RMB13.75 million, and change of registration with industrial and commercial authorities and changed business license;

6.1.6.	Written statement of the validity of the representations and warranties of the Original Shareholders and/or Shenzhen Chinese Media, and written confirmation of Shenzhen Chinese Media stating that it has appropriately fulfilled its obligations and undertakings under this Agreement;

6.1.7.	Auditor’s report and unaudited management account of the first half of 2007 of Shenzhen Chinese Media;

6.1.8.	Written confirmation of normal operation and no material adverse changes to Shenzhen Chinese Media’s operating conditions and performance of business contracts as of the Closing Date.

6.2	If Sichuan Time Share has no doubts about such documents, it shall enter into a Closing proof letter as a written proof of closing.

6.3	Following the Closing Date, Sichuan Time Share shall become a shareholder of Shenzhen Chinese Media, enjoying corresponding shareholder rights provided in the articles of association based on the shareholding percentage it owns.

7.	Consideration of Subscription and Payment

7.1	Consideration of Subscription shall be paid according to the schedule as follows:

7.1.1.	Sichuan Time Share shall pay RMB5 million to Shenzhen Chinese Media as the first installment of the Consideration of Subscription, among which RMB2.75 million shall be kept as the registered capital of Shenzhen Chinese Media, and the remaining RMB2.25 million shall be kept as its public accumulation fund.

7.1.2.	After receiving the first installment of the Consideration of Subscription, Shenzhen Chinese Media shall complete corresponding capital verification as soon as possible but within five Working Days, and complete corresponding changes of registration with industrial and commercial authorities as soon as possible but within five Working Days after the completion of capital verification.

7.1.3.	Once Shenzhen Chinese Media completes its corresponding registration with industrial and commercial authorities and obtains a changed business license, it shall provide original copies of the business license and corresponding change of registration document for review as well as copies (for record).

7.1.4.	Sichuan Time Share shall pay RMB55 million to Shenzhen Chinese Media within ten days after the Closing, which shall be kept as its public accumulation fund.

7.2	If Shenzhen Chinese Media fails to complete capital verification and registration procedures with industrial and commercial authorities pursuant to Article 7.1.2 and 7.1.3, Sichuan Time Share will be entitled to revoke the Consideration of Subscription paid and Shenzhen Chinese Media shall immediately return such Consideration of Subscription.

7.3	Unless otherwise agreed in writing by All Parties through negotiations, Sichuan Time Share shall remit the Consideration of Subscription in RMB to the bank account designated by Shenzhen Chinese Media.

8.	Adjustment Mechanism of Equity Interest

8.1	All Parties agree that, after the closing of this Subscription, Shenzhen Chinese Media undertakes to achieve a net profit of no less than US$10 million in 2008 audited under accounting policies of China (related exchange rate shall be calculated based on the central parity rate of Renminbi to US Dollars announced by the People’s Bank of China on December 31, 2008). If Shenzhen Chinese Media’s net profit in 2008 audited under accounting policies of China is less than RMB8.5 million (related exchange rate shall be calculated based on the central parity rate of Renminbi to US Dollars announced by the People’s Bank of China on December 31, 2008), Sichuan Time Share is entitled to adjust its shareholding percentage in Shenzhen Chinese Media pursuant to this Article. If the aforesaid amount is reached, Sichuan Time Share shall not exercise its right to adjust its shareholding percentage provided in this Article.

8.2	In cases provided by Article 8.1, the shareholding percentage that Sichuan Time Share entitled to acquire shall be calculated according to the following formula:

The shareholding percentage of Sichuan Time Share in Shenzhen Chinese Media after adjustment (hereinafter “shareholding percentage of Sichuan Time Share after adjustment”)=20%×(US$10 million/ net profit of Shenzhen Chinese Media audited under accounting policies of China in 2008)

If after the aforesaid adjustment, the shareholding percentage of Sichuan Time Share exceeds 30%, the shareholding percentage of Sichuan Time Share after adjustment shall be 30%, which means the adjusted shareholder percentage shall be the lower one between 30% and the calculation result. In such case, Both Parties shall return cash as provided in Article 8.5. If Shenzhen Chinese Media does not appropriately fulfill its cash return obligations, the aforementioned restriction of 30% provided in this Article shall be automatically invalid.

8.3	To ensure that Sichuan Time Share may obtain and own equity interest corresponding to its shareholding percentage after adjustment, Lili Zhou shall transfer equity interest to Sichuan Time Share for free, and the equity interest transferred shall be calculated according to the following formula:

The shareholding percentage transferred to Sichuan Time Share by Lili Zhou (“Shareholding Percentage Needed to be Transferred after Adjustment”)= shareholding percentage of Sichuan Time Share after adjustment-20%

8.4	In cases provided by Article 8.1, Lili Zhou shall transfer the equity interest corresponding to the Shareholding Percentage Needed to be Transferred after Adjustment to Sichuan Time Share within ten days after the formal completion of the 2008 Financial Statement of Shenzhen Chinese Media, and shall convene a shareholder meeting to approve such transaction and revise articles of association, and take corresponding actions to register changes in industrial and commercial authorities; other shareholders of the Company shall waive the right of first refusal to such equity interest.

8.5	In cases provided by Article 8.2 provision 3, if the shareholding percentage of Sichuan Time Share exceeds 30%, Shenzhen Chinese Media is obligated to return part of the Consideration of Subscription, in addition to adjustment of equity interest, and the detailed amount of the return shall be calculated based on the following formula:

Principle amount to be returned=[RMB60 million-(RMB60 million*30%/ shareholding percentage of Sichuan Time Share after adjustment)] Sichuan Time Share is entitled to receive interest on the principle amount to be returned, which shall be calculated based on an annual (365 days) interest rate of 10%, and the specific amount shall be calculated based on the following formula: Interest of the principle amount to be returned= principle amount to be returned*10%*(n/365)

where N equals the number of days between the day that the Consideration of Subscription is fully remitted to the bank account designated by Shenzhen Chinese Media and the day that the 2008 Financial Statement of Shenzhen Chinese Media is formally completed.

8.6	In cases provided by Article 8.5, Shenzhen Chinese Media shall pay a corresponding principle amount to be returned and interest in full within ten days after the 2008 Financial Statement is formally available.

9.	Confidentiality

9.1	All Parties agree that all materials and information obtained, acquired or received from the other Parties in performing this Agreement are confidential information (hereinafter, “Confidential Information”), except the information that is or will be publicly available. Confidential Information bears economic and commercial values for the providing Party, and thus each Party undertakes to take all reasonable actions to keep it confidential. Unless for purposes of performing this Agreement, each Party shall not use Confidential Information, and shall not disclose, provide or transfer such information to any third party (other than the shareholders, counsels and related working staff) without prior written consent of the providing Party.

9.2	At the time of the termination of this Agreement, Each Party shall dispose of any documents, materials or software containing Confidential Information upon request of the providing party, and shall delete Confidential Information from related hardware, and shall not continue using such information.

9.3	All Parties agree that Article 8 shall survive the change, cancellation or termination of this Agreement.

10.	Defaulting Liabilities

10.1	If any Party defaults under this Agreement and causes losses to other parties, it shall be liable for corresponding default liabilities.

10.2	If the following cases occur, and senior managers, directors, employees, affiliated entities, or deputies (including the successor by right of the aforesaid parties) (hereinafter “Compensated Party”) are exposed to any doubts, right requests, litigations, arbitrations or similar procedures, and assume any expenses, costs, or suffer any losses or damages, then the Original Shareholders and/or Shenzhen Chinese Media shall make all compensation to the compensated party per its request, and shall be responsible for related matters to ensure the rights of the compensated party is not adversely affected:

10.2.1.	Any representations and/or warranties of the Original Shareholders and/or Shenzhen Chinese Media under this Agreement are untrue, inaccurate and/or incomplete;

10.2.2.	The Original Shareholders and/or Shenzhen Chinese Media breach any undertakings and/or obligations under this Agreement.

10.3	If Sichuan Time Share cannot pay the Consideration of Subscription in time without reason, Shenzhen Chinese Media shall collect a late payment fee at a rate of 0.03% of (the total consideration) per day.

10.4	If a related party or governmental authorities bring any right request to Sichuan Time Share or claims, or any penalties or litigations, for any Shenzhen

Chinese Media’s behaviors prior to the Closing, the Original Shareholders and/or Shenzhen Chinese Media shall be responsible for the aforementioned matters, and shall ensure that Sichuan Time Share does not suffer any losses, and that Shenzhen Chinese Media continues to operate in the normal course. The Original Shareholders and/or Shenzhen Chinese Media shall jointly compensate Sichuan Time Share for any losses or any expenses incurred due to the aforementioned situations.

10.5	If Shenzhen Chinese Media fails to complete the capital verification and registration with industrial and commercial authorities pursuant to Article 7.1.2 and Article 7.1.3, it shall return the Consideration of Subscription paid within two days upon the expiration of the period provided in Article 7.1.2 and Article 7.1.3, and pay Sichuan Time Share a late payment fee of 0.03% of the Consideration of Subscription per day if the payment return is delayed.

10.6	If Shenzhen Chinese Media fails to pay the principal amount to be returned on time pursuant to Article 8.6 of this Agreement, then Sichuan Time Share is entitled to collect a late payment fee at a rate of 0.03% of (the total consideration) per day from Shenzhen Chinese Media.

11.	Resolution of Disputes

11.1	The formation, validity, interpretation and performance of this Agreement and the resolution of disputes under this Agreement shall be subject to PRC laws.

11.2	Any disputes arising from the interpretation and performance of this Agreement shall first be resolved by both Parties through friendly negotiations. In case no resolution can be reached within 30 days after one Party delivers a written notice asking friendly negotiations, any Party can refer such dispute to court that has jurisdiction.

12.	Miscellaneous

12.1	Any notice or other communications made pursuant to this Agreement shall be in Chinese and shall be sent to the following addresses of parties or such other addresses as may be notified by the parties from time to time by hand delivery, mail or fax. Notices shall be deemed to be duly served: (a) if by hand delivery, on the date of delivery; (b) if by mail, on the tenth (10th) day after the date of posting (as indicated on the postmark) of registered airmail (postage prepaid), or if by courier service, on the fourth (4th) day after being delivered to an internationally recognized courier service; or (c) if by fax, at the receiving time as indicated in the transmission confirmation of relevant document.

Sichuan Time Share

Address: Dayu Building, No. 312 Long Zhua Shu, Xiao Hong Men, Chaoyang District, Beijing

Fax: 010-87697911

Tell: 010-87685556

Attention: Jilun He

Shenzhen Chinese Media

Address: 10/F, Investment Tower 4009 Shennan Avenue Futian District, Shenzhen

Fax: 0755-82909876

Tell: 0755-82909888

Attention: Lili Zhou

Lili Zhou

Address: 10/F, Investment Tower 4009 Shennan Avenue Futian District, Shenzhen

Fax: 0755-82909876

Tell: 0755-82909888

Renxing Xiao

Address: 10/F, Investment Tower 4009 Shennan Avenue Futian District, Shenzhen

Fax: 0755-82909876

Tell: 0755-82909888

Guotao Zhou

Address: 10/F, Investment Tower 4009 Shennan Avenue Futian District, Shenzhen

Fax: 0755-82909876

Tell: 0755-82909888

Shengang Venture Investment

Address: Room 2805 International Cultural Tower, Futian District, Shenzhen

Fax: 0755-83290622

Tell: 0755-83290633

Attention: Wei Li

Dongfang Fuhai

Address: Room 2602 Digital Times Tower (A), Tian’an Digital City , Futian District, Shenzhen

Fax: 0755-83476256

Tell: 0755-83475799

Attention: Wei Chen

12.2	All Parties shall pay any fees or tax incurred as a result of this Subscription respectively pursuant to PRC laws; if there are no specific rules, both parties shall jointly bear the cost.

12.3	The failure to perform this Agreement by any party shall neither be interpreted as a revision to provisions of this Agreement by any means, nor be deemed as the waiver of rights of any party.

12.4	All revisions, amendments, waivers, supplements, changes or additions to this Agreement shall be submitted and executed in written by both parties, otherwise, such revisions, amendments, waivers, supplements, changes or additions shall not bind any parties.

12.5	Any invalid and non-performable provisions of this Agreement shall not affect the effectiveness and performance of any other provisions of this Agreement.

12.6	This Agreement is executed in fourteen original copies which have the same legal effect, with each party hereto holding two original copies.

12.7	This Agreement shall become effective and binding upon both parties on the date that authorized representatives of both parties officially execute it.

(Followed by the execution page)

Authorized representatives of both parties have duly executed fourteen original copies of this agreement on July 11, 2007.

Sichuan Time Share Advertising & Communication Co., Ltd.( Stamp )
Authorized Representative ( Signature ):	/s/ Jilun He

Shenzhen Chinese Media Operation Management Co., Ltd.
Authorized Representative ( Signature ):	/s/ Lili Zhou

Lili Zhou
Signature:	/s/ Lili Zhou

Renxing Xiao
Signature:	/s/ Renxing Xiao

Guotao Zhou
Signature:	/s/ Guotao Zhou

Shenzhen Shengang Chanyueyan Venture Investment Co., Ltd.
Authorized Representative ( Signature ):	/s/ Wei Li

Shenzhen Dongfang Fuhai Investment Management Co., Ltd.
Authorized Representative ( Signature ):	/s/ Wei Chen